Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated January 31, 2025, relating to the financial statements of Chenghe Acquisition III Co. as of December 31, 2024 and for the period from June 4, 2024 (inception) to December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

July 3, 2025